UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Hahne                             William                  N.
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   (Last)                            (First)              (Middle)
                                Kcs Energy, Inc.
                              5555 San Felipe Road
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                                    (Street)

Houston,                              TX                   77056
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


                               KCS Energy, (KCS)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year

                              Febraury 03, 2003 (1)

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5.   If Amendment, Date of Original (Month/Year)

                                   March 2001

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                  Executive Vice President & Chief Operating Officer
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7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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(1) Report amends March 2001 Form 4 filed on or about April 9,2001. Table 2, column 9 was originally filed to show 0 derivatives beneficially owned.

*    If the form is filed by more than one  reporting  person,  see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Option to
purchase                                                                        Kcs
KCS Common  6.00    2/20/01             A  V     74,520         *       2/20/11 Common   74,520          74,520       D
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Option to
purchase                                                                        KCS
KCS Common  5.21    2/20/01             A  V     156,000        *       2/20/11 Common    156,000         156,000     D
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Explanation of Responses:

* One-third of the Securities become execisable on the anniversary of the transaction (3/14/02) in 2003, 2004, and 2005.

/s/ Frederick Dwyer
    Power of Attorney for
    William N. Hahne                                            2/03/2003
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.